Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made as of the Effective Date (as defined below) between Idera Pharmaceuticals, Inc. (the “Company”) and Sudhir Agrawal (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of October 19, 2005, as amended December 17, 2008 and December 1, 2014 (together, the “Employment Agreement”), under which Executive currently serves as President of Research of the Company;

WHEREAS, Executive joined the Company as a founding scientist in 1990 and has served in various leadership roles at the Company since then;

WHEREAS, the Parties have decided to end their employment relationship resulting in the Separation of the Executive from the Company and wish to establish mutually agreeable terms for Executive’s orderly transition and separation from the Company effective on the Separation Date (as defined below); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive with respect to his Separation of employment from the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Separation Date; Post-Employment Arrangement –

(a) Executive’s effective date of separation from employment with the Company as a result of his Separation will be May 31, 2017 (the “Separation Date”).  Executive hereby resigns, as of the Separation Date, from his employment with the Company and as an officer and a member of the board of directors of the Company.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignation, including a letter of resignation to the chairman of the board of directors of the Company, provided that nothing in any such document is inconsistent with any terms set forth in this Agreement.  As of the Separation Date, all salary payments from the Company will cease, and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

(b) Upon the Separation Date, the Company and Executive shall enter into a consulting agreement in the form attached to this Agreement as Attachment A (the “Scientific Advisor Agreement”).

(c) Within thirty (30) days following the Separation Date, the Company shall pay to Executive in one lump sum an amount equal to the sum of (i) any salary earned by

Executive through the Separation Date but not previously paid, and (ii) reimbursement of any reimbursable expenses incurred by Executive through the Separation Date but not previously reimbursed, less all applicable taxes and withholdings.

2.

Severance Benefits – In return for Executive’s execution of this Agreement as set forth in Section 15 below and not revoking this Agreement, and subject to Executive’s compliance with all terms hereof, the Company will provide Executive with the following severance benefits (the “Severance Benefits”):

(a) Salary Continuation  –  Commencing with the first regular payroll date after the Separation Date (the “Payment Commencement Date”), the Company will, for the period beginning on the Payment Commencement Date and ending on May 31, 2019 (the “Severance Period”), provide Executive with severance pay in the form of salary continuation payments at Executive’s current annualized base salary rate of five hundred eighty eight thousand one hundred dollars ($588,100), less all applicable taxes and withholdings, and in accordance with the Company’s regular payroll practices.

(b) Group Health Insurance – Provided the Executive is eligible for and timely elects to continue receiving group health and dental insurance under the law known as “COBRA”, the Company will pay on Executive’s behalf, until the earliest of (x) the last day of the Severance Period, (y) the date that Executive is no longer eligible for COBRA continuation coverage, and (z) the end of the calendar month in which Executive becomes eligible to enroll in group health insurance through another employer (as applicable, the “COBRA Contribution Period”), the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  Should Executive cease during the Severance Period to be eligible to continue receiving group health insurance under COBRA for reasons other than becoming enrolled in another employer’s group health plan, the Company shall provide Executive with an additional monthly payment in an amount equal to the monthly employer premium paid during the final month of his COBRA continuation coverage until the earlier of (x) the last day of the Severance Period and (y) the end of the calendar month in which Executive becomes eligible to enroll in group health or dental insurance coverage under another employer’s benefit plan(s), as applicable.  For the avoidance of doubt, the Company’s assistance with health coverage costs shall in no event extend beyond the Severance Period.    Executive shall immediately inform the Company in writing if he becomes eligible to enroll in group health and/or dental insurance through another employer prior to the end of the Severance Period.

(c) Disability and Life Insurance –  Until the earlier of (x) the last day of the Severance Period and (y) the date Executive becomes eligible through other employment for disability and/or life insurance, the Company will reimburse Executive for the costs of his obtaining life and/or disability insurance substantially comparable to such benefits as were being provided to him by the Company immediately prior to the Separation Date. Executive shall immediately inform the Company in writing if he becomes eligible for disability and/or life insurance through another employer prior to the end of the Severance Period; provided, however, that if the disability and/or life insurance for which Executive is eligible through the other employer, as applicable, is not substantially comparable, the Company shall reimburse Executive for the cost of supplemental coverage that would render it substantially comparable.

(d) Pro-Rata 2017 Bonus – On the Payment Commencement Date, the Company shall provide Executive with a pro-rated 2017 bonus payment of one hundred twenty one thousand six hundred forty eight dollars ($121,648), less all applicable taxes and withholdings.

Equity – Any stock options or other equity incentive awards previously granted to Executive by the Company and held by Executive on the Separation Date shall, to the extent not already vested as of the Separation Date, vest to the extent such options or equity incentive awards, as applicable, would have vested had Executive continued to be an employee of the Company through October 19, 2019. Executive shall be permitted to exercise any such vested stock options until the earlier of the expiration of such stock option or October 19, 2022; provided that such provision shall not affect and shall be subject to the Option Limitation Provisions (as set forth in the Employment Agreement).

Reimbursement of Legal Fees – upon presentation of an invoice evidencing such charges, the Company agrees to reimburse Executive up to eight thousand dollars ($8,000) in legal fees associated with the review, negotiation and execution of this Agreement within five days after the Effective Date or fifteen days after receipt of such invoice whichever is later. The Company understands that the invoice may redact narrative entries to protect the attorney-client privilege.

Other than the Severance Benefits, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date, other than reimbursement for any outstanding business expenses in accordance with Company policy and any payments that may become due pursuant to Section 9 of the Employment Agreement. The Company agrees to an hourly rate of $500 for work to be performed by Executive pursuant to Section 9 of the Employment Agreement.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with,  and separation from, and/or ownership of securities of, the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act

of 1990, 42 U.S.C. § 12101 et seq.,  the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,  the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have arising from any vested stock options; (iii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, or (iv) any rights or claims that cannot be waived by law, including claims for unemployment benefits.  In exchange for and in order to receive the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive further agrees to execute on the Separation Date, the release set forth in Attachment B.

4.

Continuing Obligations – Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company that Executive acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  Executive further acknowledges and reaffirms his ongoing obligations pursuant to Sections 7-10 of the Employment Agreement (i.e., those with respect to Proprietary Information, Company Documents and Materials, Non-Solicitation, Non-Competition and Assignment of Rights), which remain in full force and effect and which survive his separation from employment with the Company, provided however that Executive agrees that the period for which Executive agrees to be bound by the Non-Competition and Non-Solicitation provision of the Employment Agreement shall be extended by one year from that set forth in the Employment Agreement so that the restrictive period is now two (2) years from the Separation Date (the “Non-Competition Period”).  Nothing in the provisions of Sections 7-10 of the Employment Agreement, however, shall be interpreted as preventing Executive from pursuing  opportunities of any kind or nature involving the use of nucleic acids in CRISPR and/or the use of nucleic acids to target RNA by non-catalytic MoA, and/or from utilizing technology claimed in expired patents owned or controlled by Idera so long as such technology is not employed to develop compounds to targets currently under development or consideration by Idera. Furthermore, Executive agrees that during the Non-Competition Period, if Idera identifies any additional targets to Executive after the Separation Date, then Executive shall be prohibited from developing compounds to such newly identified targets utilizing Idera’s gene silencing oligonucleotides  (GSOs) or utilizing Idera’s proprietary compounds for toll like receptor (TLR) modulation, and shall cease any such activity associated therewith that may already be in progress, unless otherwise agreed to in writing by Idera; provided, however, that any targets identified after the Separation Date hereunder must be subject to a bona fide research and development plan at Idera for these restrictions to apply.  Such newly identified target shall be treated as confidential information under  Section 8 of this Agreement. For the avoidance of doubt, the aforementioned prohibition regarding targets identified after the Separation date shall not prevent Executive from working on such targets utilizing technologies other than Idera’s GSOs or TLR modulation.

5.

Non-Disparagement – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, he will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, Advisor, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.  The Company agrees that it will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, Advisor, client or customer of the Company, regarding Executive. Nothing herein, however, shall be construed as preventing Executive or the Company from making truthful disclosures in any litigation or arbitration or as may be compelled or required by law.
6.	Press Release – The Company and Executive will jointly draft an appropriate press release and Form 8-K to announce Executive’s separation from the Company.
7.

Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he has left intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts. Notwithstanding the foregoing Executive shall be entitled to keep any and all Company documents in the public domain and any Company documents necessary to any work to be performed pursuant to Section 9 of the Employment Agreement. Executive shall further have the option to destroy rather than return any Company documents required to be returned under this Agreement. Further, Executive may keep his Company issued laptop computer and cellphone subject to the Company removing all Company related information from each.

8.

Confidentiality – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 9 below, the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall be construed as preventing Executive from making truthful disclosures in any litigation or arbitration.

9.

Scope of Disclosure Restrictions – Nothing in this Agreement, or in the Employment Agreement, Scientific Advisor Agreement or elsewhere, prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.

Cooperation – Executive agrees that, to the extent permitted by law, he shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company.  The Company shall reimburse Executive for expenses reasonably incurred in connection with such matters, including travel expenses and legal expenses if Executive is required to obtain separate counsel. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.

Business Expenses and Final Compensation – Except with respect to reimbursement for expenses Executive submitted in accordance with Company policy prior to the Separation Date but that are not yet due to be paid in accordance with Company policy,Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that, other than pursuant to Section 9 of the Employment Agreement, he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.

12.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.

Nature of Agreement  – Both Parties understand and agree that this Agreement has been reached in light of Executive’s  separation and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

15.

Time for Consideration and Revocation  –Executive understands that this Agreement shall be of no force or effect, and that he shall not be eligible for the consideration described herein, unless he signs and returns this Agreement to Idera and does not revoke his acceptance in the subsequent seven (7) day period following his execution of this Agreement (the day immediately following expiration of such revocation period, the “Effective Date”).

16.

Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement.  Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement, whether material or immaterial, did not re-start or affect in any manner the original twenty-one (21) day consideration period. Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs it by notifying the Company in writing, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Executive understands and agrees that by entering into this Agreement he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

17.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.

Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.  The Company and Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to this Agreement or Executive’s employment with or separation from the Company.

19.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing in this Section shall modify, cancel or supersede Executive’s obligations set forth in Section 4 above;.

20.

Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Severance Benefits under applicable law.  Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in this Agreement.

21.

Section 409A - This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly.  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the Separation Date, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A – 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A.  In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments.

22.

Assignment; Successors and Assigns – Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights under this Agreement without the consent of the Executive in the event the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity (“Change of Control”); provided further, however, that, in the event of a Change of Control, the balance of any amounts due to Executive under Section 2(a) of this Agreement shall be accelerated and due in a lump sum to be paid to Executive immediately prior to the closing of any event that constitutes a Change of Control.  This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.  Any payments due to Executive under the terms of this Agreement (excluding payments relating to health, disability and life insurance under Sections 2(b) and (c)) shall, in the event of Executive’s death, be payable to Executive’s estate as directed by the administrator or executor of his estate in a single, lump sum payment as soon as practicable (but in an event within ninety (90) days) following Executive’s death.

23.

Indemnification – The Company shall indemnify Executive to the fullest extent permitted by the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company, in the event he was, is or becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether brought by a third party or by or in the right of the Company, by reason of the fact that he is or was an officer or director of the Company, against expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes assessed on Executive with respect to any employee benefit plan, and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding (collectively, “Expenses”). Such indemnity shall be paid promptly after written demand is presented to the Company.

24.

Counterparts –  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Idera Pharmaceuticals, Inc.

/s/ Vincent J. Milano		Date:	April 18, 2017
By:	Vincent J. Milano

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days.

Sudhir Agrawal

/s/ Sudhir Agrawal	Date:	April 18, 2017

ATTACHMENT A

SCIENTIFIC ADVISOR AGREEMENT

THIS SCIENTIFIC ADVISOR AGREEMENT (the “Agreement”) is made and entered into this 1st day of June 2017 (the “Effective Date”) by and between Idera Pharmaceuticals, Inc., having a place of business at 167 Sidney Street, Cambridge, Massachusetts 02139, USA (hereinafter referred to as “Idera”) and Sudhir Agrawal, of Shrewsbury, Massachusetts (hereinafter referred to as the “Advisor”).  Idera and Advisor may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Idera wishes to engage the Advisor to provide the Services described herein and Advisor agrees to provide the Services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, Idera and the Advisor, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

Commencing as of the Effective Date, and ending on the date that is six (6) calendar months thereafter  (the “Term”), Advisor agrees that he will serve as an Advisor to Idera.  This Agreement may be renewed or extended for any period as may be agreed in writing by the Parties.

2.	SERVICES.

(a)

Advisor’s duties and responsibilities shall be to provide the following services: a) serving as a member of the Joint Steering Committee for the GSK – Idera collaboration, b) serving as a member of the Joint Steering Committee for the Vivelix – Idera collaboration, c) assisting Idera in its efforts to enter into a second collaboration agreement with GSK and d) and such other consulting services as the parties may mutually agree in connection with Idera’s business requirements (the “Services”). The Services, if any, will be scheduled on an as-needed basis.

(b)

Advisor represents and warrants to Idera that Advisor is under no contractual or other restrictions or obligations that are inconsistent with the execution of this Agreement, or that will interfere with the performance of the Services.  Advisor represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs Services concurrently with those performed herein.

(c)

In performing the Services, Advisor shall comply, to the best of his knowledge, with all business conduct, regulatory, ethical, and health and safety guidelines established by any governmental authority with respect to Idera’s business.

3.	CONSULTING FEE.

Subject to the provisions hereof, Idera shall pay Advisor the following:

(a)	A monthly retainer fee of ten thousand dollars ($10,000) for professional services.

(b)	The aggregate amount of all invoices hereunder shall not exceed $60,000 (sixty thousand United States dollars) without Idera’s written approval.

(c)

Advisor shall submit monthly invoices indicating the services provided during the previous month. Such invoices shall be substantially the same as the Invoice/Report provided in Exhibit A, and Advisor shall submit all invoices to:

Idera Pharmaceuticals, Inc.

Attn: Accounts Payable

167 Sidney Street

Cambridge, MA  02139

Fax: 617-679-5560

e-mail: accountspayable@iderapharma.com

The Consulting Fee shall be paid within thirty (30) days after Idera’s receipt of the invoice/report.

(d)

Advisor shall be entitled to prompt reimbursement for all pre-approved reasonable expenses incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of Idera, which are attached hereto as Exhibit B.

4.	INDEPENDENT CONTRACTOR.

Advisor agrees that all Services will be rendered by Advisor as independent contractor and that this Agreement does not create an employer-employee relationship between Advisor and Idera. Unless otherwise provided for in a separate agreement, Advisor shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave, and/or vacation time. Advisor agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify Idera in the event Idera is required to pay any such taxes on behalf of Advisor.

5.	EARLY TERMINATION.

(a)	If Advisor: (i) voluntarily ceases performing the Services; (ii) becomes physically or mentally unable to perform the Services; or (iii) is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date.  Any termination “For Cause” shall be made in good faith by Idera. Upon termination under Section 5(a)(ii) and (iii), Idera will pay advisor the full monthly retainer fee for the month in which the Agreement is terminated.

(b)

This Agreement may be terminated without cause by Idera upon not less than thirty (30) days prior written notice by either Party to the other. Upon termination under Section 5(b), Idera will pay advisor on a pro rata basis for any work performed in the month following the date on which Idera provided the notice of termination. By way of  example only, if Idera were to provide notice of termination on July 20, 2017 and Advisor were to provide consulting services through August 19, 2017, Idera would pay Advisor $6,129 for work performed in August (calculated as $10,000/31 * 19).

(c)

Except as provided above, upon termination under Sections 5(a) or 5(b), neither Party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 18 hereof.  Upon termination and, in any case, upon Idera’s request, Advisor shall immediately return to Idera all Confidential Information, as hereinafter defined, and all copies thereof.

6.	RESTRICTED ACTIVITIES.

In addition to any similar obligations Advisor may have under a separate agreement, during the Term and for a period of one (1) year thereafter, Advisor will not, directly or indirectly:

(a)	solicit or request any employee of or Advisor to Idera to leave the employ of or cease consulting for Idera;

(b)

solicit or request any employee of or Advisor to Idera to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of Idera;

(c)

solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of Idera, to employ or retain as an Advisor any employee or Advisor of Idera; or

(d)	induce or attempt to induce any supplier or vendor of Idera to terminate or breach any written or oral agreement or understanding with Idera.

7.	PROPRIETARY RIGHTS.

(a)	Definitions. For the purposes of this Section 7, the terms set forth below shall have the following meanings:

(i)

Discoveries. If Advisor makes or assists in making any invention, discovery, innovation, improvements or ideas conceived in connection with the Services hereunder, whether patentable or not (collectively, “Discovery”), Advisor will immediately inform Idera in writing. Advisor agrees to not reduce such Discovery to practice, either actually or constructively, during the term of the Services, except as directed by Idera. In the event that such Discovery is constructively or actively reduced to practice either by Advisor or Idera during the Term of this Agreement, the Discovery will be Idera’s property, and title to the Discovery will vest in Idera or in Idera’s nominees, successors or assigns.  Advisor will assign, and hereby assigns, to Idera all its rights, title and interest in and to any Discovery without any consideration beyond what is provided for by this Agreement. Advisor will execute all documents necessary to protect the interest of Idera in each such Discovery. Advisor will provide assistance as needed in publishing or protecting such Discovery by patent or otherwise in any and all countries, including in any patent office proceeding or litigation involving such Discovery. To the extent any such assistance is required after the termination of this Agreement, the Company agrees to an hourly rate for Advisor’s time of $500.

(ii)

Copyrights.  Any copyrightable work Advisor creates in the performance of the Services hereunder is a “work made for hire”, whether published or not (hereinafter “Work Product”). Idera will have all rights to and in such work, and it shall be Idera’s property. Advisor will assign, and hereby assigns, to Idera, without further compensation, all of his rights, title and interest in and to any copyrightable Work Product. Advisor agrees to execute any documents of assignment that may be required to vest ownership of the copyright in Idera. Advisor may not publish on any matter arising from the Services without first obtaining written permission from Idera.

(iii)

Restrictions on use of Advisor’s Name on Publications. Subject to Advisor’s obligations to provide assistance as set forth above in Sections 7(a)(i) and (ii), Idera may not use Advisor’s name in any publications relating to any matter arising from the Services without first obtaining written permission from Advisor.

(iv)

Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans, and/or technology of Idera including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Advisor; (b) can be demonstrated in writing to have been rightfully in the possession of Advisor prior to the disclosure of such information to Advisor by Idera; (c) lawfully becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Advisor; or (d) is supplied to Advisor by a third party without binder of secrecy, so long as that such third party has no obligation to Idera or any of its affiliated companies to maintain such information in confidence.

Confidential Information may be disclosed to the extent that it is required by any law, regulation, or order of court to be disclosed, and to the extent otherwise provided by Section 7(d) below. Except as otherwise provided by Section 7(d) below, prior to disclosing proprietary or Confidential Information of Idera, Advisor agrees that he will provide Idera with prompt written notice of such request or requirement prior to such disclosure so that Idera may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained or Idera grants a written waiver hereunder, the Advisor may furnish only that limited portion of the Confidential Information which the Advisor is legally compelled to disclose or else stand liable for contempt or suffer other material censure or penalty; provided, however, that the Advisor shall use his best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(b)

Non‑Disclosure to Third Parties.  Except as may be required by Advisor for the sole purpose of performing the Services, Advisor shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Concepts and Ideas to any third party without the prior written consent of Idera, which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to Idera, subject to the restrictions on the use of Advisor’s name as set forth in Section 7(a)(iii) of this Agreement.

(c)

Idera Property.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of Idera' products and services, records, notebooks, and all other materials containing Confidential Information or information about Discoveries or Work Product (including all copies and reproductions thereof), that come into Advisor’s possession or control by reason of Advisor’s performance of the relationship, whether prepared by Advisor or others: (a) are the property of Idera, (b) will not be used by Advisor in any way other than in connection with the performance of the Services, (c) will not be provided or shown to any third party by Advisor, (d) will not be removed from Idera's or Advisor’s premises (except as Advisor's Services require), and (e) at the termination (for whatever reason), of Advisor's relationship with Idera, will be left with, or forthwith returned by Advisor to Idera. No license or conveyance of any ownership rights to the Advisor is granted or implied under this Agreement.

(d)

Scope of Disclosure Restrictions.  Nothing in this Agreement prohibits Advisor from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  Advisor is not required to notify Idera of any such communications; provided, however, that nothing herein authorizes the disclosure of information Advisor obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Advisor’s confidentiality and nondisclosure obligations, Advisor is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.	EQUITABLE RELIEF.

Advisor agrees that any breach of Sections 6 and 7 above by it would cause irreparable damage to Idera and that, in the event of such breach, Idera shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Advisor’s obligations hereunder.

9.	WAIVER.

Any waiver by Idera of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by Idera shall be in writing.

10.	SEVERABILITY; REFORMATION.

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal, and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11.	ASSIGNMENT.

Idera shall have the right to assign its rights and obligations under this Agreement to a party which assumes Idera' obligations hereunder.  Advisor shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Idera, which consent may be withheld.  This Agreement shall be binding upon and inure to the benefit of Advisor’s successors, permitted assigns and, in the case where Advisor is an individual, heirs and legal representatives in the event of his/her death or disability.

12.	USE OF NAMES.

Advisor shall not use the name of Idera for any purpose without obtaining Idera’s prior written approval thereof; provided, however, that nothing herein shall preclude Advisor from identifying on his curricula vitae and to any third parties, including on social media and to the press, that he was a founder of Idera and that he served Idera in various leadership roles since 1990.  Subject to the restrictions on the use of Advisor’s name as set forth in Section 7(a)(iii) of this Agreement, Idera may use the name of Advisor for activities related to its standard business operations, which may include press releases and other public announcements.

13.	HEADINGS.

Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

14.	AMENDMENTS.

This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the Parties.

15.	NOTICES.

Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 14.

16.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

17.	GOVERNING LAW.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

18.	SURVIVAL.

The provisions of Sections 6, 7, 8, 9, 10, 15, 17 and 18 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between Idera and Advisor relating to the subject matter of this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Idera Pharmaceuticals, inc.		Sudhir Agrawal

By:	/s/ Vincent J. Milano	By:	/s/ Sudhir Agrawal

Date:	April 18, 2017	Date:	April 18, 2017

Exhibit A

Sample Invoice/Report

ADVISOR NAME

123 Street Name

Town name, STATE ZIP

Date: ______________

Attn: Accounts Payable

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Fax: 617-679-5560

Dear Accounts Payable Representative,

In accordance with our Consulting Services Agreement with Idera, dated 24 June 2014, the following summarizes services performed for the monthly invoice period of ______________ to ________________:

Date(s):	Description of Activity:

In accordance with the Consulting Services Agreement, please remit the monthly payment of $____________ within thirty (30) days.

Regards,

Exhibit B

Idera Pharmaceuticals, Inc. Travel Policy (POLICY NO. 217)

1. TRAVEL & ENTERTAINMENT

PURPOSE: To establish guidelines for Company travel and entertainment and to ensure travel is consistent with Idera’s business objectives.

SCOPE:All Idera employees, directors and Advisors (“Employees”).

POLICY:Idera will reimburse Employees who travel on approved Company business for all necessary reasonable business expenses. However, in no event will reimbursement exceed actual expenses.  Neither luxury, nor sub-standard modes of transportation and accommodations should be used.

PROCEDURE FOR TRAVEL:

Employees are expected to pay for their travel with personal credit cards or cash.  Employees are expected to pay their own credit card bill and any late fees or finance charges are the responsibility of the Employee. Any credit card rewards from use of the card belong to the Employee.

PROCEDURE FOR REIMBURSEMENT:

1.

Upon return from your pre-approved business related travel, Idera requires the Employee to submit an original travel and expense report with the business purpose identified.  Travel should be via the lowest cost alternative within reason. All original receipts are requested but receipts for expenses greater than $20 USD are required.  Expense reports must be submitted in a timely fashion.  Please attach original receipts to your travel and expense report and complete within five (5) business days from your return.  Deduct any personal expenses. Any receipts not provided must be noted on the travel and expense report.  If business travel was overseas, convert to U.S. dollars and list the exchange rate used.

2.

Travel and expense reports must be signed by the Employee and approved by the Employee’s manager before forwarding to accounting.  Reimbursement will be made via the next scheduled check run, which should be within fifteen (15) days after the accounting department receives an approved travel and expense report.

3.

In the event that the Employee owes the Company funds, the funds should accompany the completed travel and expense report.  Any amounts due the Company and not paid will be deducted from any future payment requests.

4.	Any expense submitted that does not comply with the guidelines of this policy will not be reimbursed, unless accompanied by a valid exception approved by the CFO, President or CEO.

LODGING:

Employees are permitted to reserve hotel rooms for out of town travel.  Neither luxury, nor sub-standard accommodations should be used.  Employees will only be reimbursed for standard hotel rooms.  No upgrades to suites are permitted. Saturday night stays are permitted, but not required, if the stay results in airfare savings in excess of the extra night(s) stay and meals. Where appropriate, Employees are expected to book their accommodations using conference hotels and discounts.  It is the Employee’s responsibility to cancel reservations not expected to be utilized. The Company will not reimburse no-show fees.

AIRFARE:

Air travel will be via the most direct and economical means.  Employees are expected to book their airfare as far in advance as possible – at least seven (7) days in most instances. Use of "Non-Refundable" airfare is recommended. (In most cases, if the travel must change or the trip is canceled all together, the funds can be used as a credit toward future travel, less a service charge imposed by the airline. Employees must include this credit on their next travel and expense report that includes air travel.)  Employees may fly business class on international flights where in-flight time exceeds six hours in duration.  Benefits from frequent flier memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

PERSONAL TRANSPORTATION/MILEAGE:

Employees with a valid driver’s license may submit expenses for the use of their personal car while on business.  Employees will be reimbursed the standard IRS rate for every mile driven on behalf of the Company that exceeds their normal commuting mileage, defined as from the Employee home to the Company’s facility.  Receipts should be submitted for any parking expenses or tolls.

RENTAL CARS:

Compact or midsize cars can be rented when having a car is deemed necessary (i.e., taxi cabs are not prevalent or the distance from the airport or hotel to the destination is excessive).  When possible, every effort should be made to return rental cars with the proper fuel level. Receipts should be submitted for gas with the T&E report. Additional liability and physical damage insurance should be waived for cars rented in the United States as the Company’s travel insurance policy covers Company travel via rental cars. Employees renting cars should include the Company’s name somewhere on the rental agreement. Additional liability and physical damage insurance should be purchased from the rental agency for cars rented outside the United States.

TRAIN FARE:

Train travel will be via the most direct and economical means.  Employees are expected to book their train fare as far in advance as possible. Use of "Non-Refundable" train fare is recommended. The Acela express service, where all seats are business class, is permitted for travel between Boston and New York and DC. Employees may use first class train accommodations where on-train time exceeds seven hours in duration.  Benefits from frequent traveler memberships are considered to belong to the Employee. The Company does not reimburse any fees or dues associated with such memberships.

TELEPHONE/FACSIMILES/INTERNET SERVICES:

Reasonable expenses incurred while traveling for telephone, fax, internet, and telegraph for Company business communications are reimbursable.  Where applicable, Employees should use their Company issued cell phones when traveling and not incur extensive calls through their hotel rooms. Necessary business calls made from the Employee’s residence are reimbursable.  A copy of the telephone bill and an explanation of the business purpose should be submitted with your travel and expense report.

BUSINESS MEALS AND ENTERTAINMENT:

Meals. Individual meals can be purchased while an Employee is traveling for approved business purposes. Individual meals will be reimbursed at the lower of $30 USD per meal or $50 USD per day.

When in the best interest of the Company, meals may be purchased for clients, affiliates, and others with whom the Company has business dealings.  In addition, the government requires detailed record keeping legitimizing the expense.  The items to be documented are:

▪	Individuals present
▪	Business affiliations
▪	Location
▪	Date
▪	BUSINESS PURPOSE OF MEETING. This can be a short phrase such as “discuss new business”, “conduct employee review”, or “scientific discussions”

Reimbursements may include gratuities up to a maximum of 20%.

Entertainment. Entertainment expenses are generally not reimbursed by the Company.  Entertainment expenses are only reimbursable with management prior approval.  Pre-approved entertainment will only be reimbursed where an original receipt is submitted with the T & E report.

NON-REIMBURSABLE EXPENSES, include but are not limited to the following:

▪	Airline club or other travel memberships
▪	Airline upgrade coupon booklets
▪	Airline headsets
▪	Sundries
▪	Laundry services (unless a trip is unexpectedly extended)
▪	Lost airline tickets applications
▪	Mini-bar services
▪	In room movies
▪	Barber/Hair Stylist
▪	Manicurist
▪	Masseur/Spa services
▪	Birthday or other celebration gifts
▪	Unauthorized donations, contributions
▪	Car insurance
▪	Personal items other than emergency services items purchased while traveling because of lost or damaged baggage
▪	Clothing purchases
▪	Personal liquor or entertainment when not included in business dinner
▪	Traffic violations and citations
▪	Pet care, lawn care and snow removal while traveling
▪	Theft, loss or damage to personal property
▪	Cash advances and ATM fees
▪	Daily newspapers while traveling

ATTACHMENT B

RELEASE

In exchange for the consideration set forth in the Separation Agreement and Release of Claims dated April 18, 2017 between Idera Pharmaceuticals, Inc and Sudhir Agrawal (“Executive”), which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with,  and separation from, and/or ownership of securities of, the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).  Further, nothing herein shall prevent Executive from bringing claims to enforce this Agreement, or release (i) any rights Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between him and the Company (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company for his service to the Company (recognizing that such indemnification and/or defense is not guaranteed by this Agreement and shall be governed by the instrument or law, if any, providing for such indemnification and/or defense), (ii) any rights Executive may have arising from any vested stock options; (iii) any rights Executive may have to vested pension or 401(K) benefits or interests under any ERISA-Covered benefit plan (excluding severance) provided by the Company, or (iv) any rights or claims that cannot be waived by law, including claims for unemployment benefits.

Sudhir Agrawal

By:	/s/ Sudhir Agrawal

Date:	May 31, 2017